Exhibit 99(a)(1)(vi)

                             FIVE STAR PRODUCTS, INC

                Instruction Form to Clients for Tender of Shares
  Held by Brokers, Dealers Commercial Banks, Trust Companies and Other Nominees

         By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated February 6, 2004, and the related letter of transmittal in connection with the offer by Five Star Products, Inc., a Delaware corporation, to purchase shares of its common stock, par value $0.01 per share . Five Star Products, Inc. is offering to purchase up to 5,000,000 shares at a price of $0.21 per share, net to the seller in cash, without interest. Five Star Products, Inc.'s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

         This will instruct us to tender to Five Star Products, Inc., on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

         Number of shares to be tendered:  _________________ shares*.

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

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                                    ODD LOTS
                (See Instruction 7 to the Letter of Transmittal)

         Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all of your shares. You either (check one box):

         [ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

         [ ] are a broker, dealer, commercial bank, trust company, or other nominee that(a) is tendering for the beneficial owner(s) shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.
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                               CONDITIONAL TENDER
                (See Instruction 14 to the Letter of Transmittal)

         You may condition your tender of shares on Five Star Products, Inc. purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by Five Star Products, Inc. in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

         [ ] The minimum number of shares that must be purchased, if any a repurchased, is____________ shares.

         If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 5,000,000, and as a result, the minimum number of shares that you designated above will not be purchased, Five Star Products, Inc. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:


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         [ ] The tendered shares represent all shares held by me.
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                                                          SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:                      , 2004
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         The method of delivery of this document is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.